Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $257 thousand, or 18.8%, to $1.6 million for the first six months of the 2017 fiscal year from the same period last year
●	Total loans increased by $8.5 million, or an annualized 6.7%, for the six-month period ended December 31, 2016
●	Non-performing loans declined to 0.60% of total loans at December 31, 2016

Minerva, Ohio— January 25, 2017 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $722 thousand for the second fiscal quarter of 2017, an increase of $83 thousand, or 13.0%, from the same period last year. Earnings per share for the second fiscal quarter of 2017 were $0.27 compared to $0.23 for the same period last year.

For the six months ended December 31, 2016, net income was $1.6 million compared to $1.4 million for the same period last year. Net income has been positively impacted by the $433 thousand, or 6.3%, increase in net interest income which has primarily been a result of the $18.0 million increase in average interest-earning assets from the prior year period. Fiscal year-to-date net income per share was $0.60 compared to $0.50 for the same period last year.

Assets at December 31, 2016 totaled $441.4 million, an increase of $11.0 million, or an annualized 5.1%, from June 30, 2016. Loans increased by $8.5 million, or an annualized 6.7%, and deposits increased by $8.8 million, or an annualized 5.1% for the six-month period ended December 31, 2016.

“The bank continues to realize consistent growth in commercial loan and deposit balances. Annualized loan and deposit growth of 6.7% and 5.1%, respectively, has improved the bank’s asset mix and increased the loan to deposit ratio to 75%. We expect continued loan growth, a gradual increase in short and long term market rates, and a steepening yield curve will positively impact net interest income. For the first time in many years we are beginning to see higher repricing of yields on adjustable rate loans,” stated Ralph J. Lober, President and Chief Executive Officer. He added that, “improved asset quality metrics reflect stronger economic conditions and the resolution of problem credits.”

Net interest income for the second fiscal quarter of 2017 increased by $99 thousand compared to the same period last year, with interest income increasing by $128 thousand and interest expense increasing by $29 thousand. The net interest margin was 3.62% for the current quarter ended December 31, 2016, 3.87% for the previous quarter ended September 30, 2016 and 3.68% for the same period last year. The net interest margin for the three months ended September 30, 2016 was 3.68% excluding the interest income that was recognized as a result of the full payoff of two loan relationships that were on non-accrual. The Corporation’s yield on average interest-earning assets was 3.86% for the three months ended December 31, 2016, a decline from 3.90% for the same period last year. The Corporation’s cost of funds increased to 0.34% for the three months ended December 31, 2016 from 0.32% for the same period last year.

Other income increased by $75 thousand for the three-month period ended December 31, 2016 primarily as a result of increases in debit card interchange income, gains from the sale of mortgage loans and earnings on bank owned life insurance.

Other expenses increased by $120 thousand, or 3.7%, for the second fiscal quarter of 2017 from the same period last year primarily as a result of increases in occupancy and equipment expenses.

Non-performing loans were $1.6 million at December 31, 2016, compared with $6.0 million at June 30, 2016 and $3.6 million at December 31, 2015. Non-performing loans decreased from June 30, 2016 primarily as a result of the full payoff of two loan relationships with a recorded investment of $3.0 million and due to a partial charge-off of $700 thousand related to a commercial real estate credit in which a specific valuation allowance was recorded in the prior fiscal year. The allowance for loan losses (ALLL) as a percent of total loans at December 31, 2016 was 1.18% and annualized net charge-offs to total loans were 0.54% for the six-month period ended December 31, 2016 compared with an ALLL to loans ratio of 1.06% and an annualized net charge-off ratio of 0.13% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Total interest income	$3,786	$3,658	$7,753	$7,278
Total interest expense	250	221	490	448
Net interest income	3,536	3,437	7,263	6,830
Provision for loan losses	140	192	276	284
Other income	797	722	1,645	1,457
Other expenses	3,326	3,206	6,612	6,343
Income before income taxes	867	761	2,020	1,660
Income tax expense	145	122	397	294
Net income	$722	$639	$1,623	$1,366
Basic and diluted earnings per share	$0.27	$0.23	$0.60	$0.50

Consolidated Statements of Financial Condition	December 31, 2016	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$10,850	$10,181	$9,888
Certificates of deposit in other financial institutions	4,916	5,906	5,415
Securities, available-for-sale	131,285	133,369	137,267
Securities, held-to-maturity	4,296	3,494	3,530
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	1,774	1,048	285
Total loans	264,804	256,278	240,969
Less: allowance for loan losses	3,123	3,566	2,555
Net loans	261,681	252,712	238,414
Other assets	25,237	22,284	22,028
Total assets	$441,435	$430,390	$418,223
Liabilities and Shareholders’ Equity
Deposits	$355,445	$346,648	$342,667
Other interest-bearing liabilities	40,328	36,410	30,065
Other liabilities	3,452	3,539	3,071
Total liabilities	399,225	386,597	375,803
Shareholders’ equity	42,210	43,793	42,420
Total liabilities and shareholders’ equity	$441,435	$430,390	$418,223

	At or For the Six Month Periods Ended
Performance Ratios:	December 31, 2016	December 31, 2015
Return on Average Assets (Annualized)	0.74%	0.65%
Return on Average Equity (Annualized)	7.34	6.43
Average Equity to Average Assets	10.08	10.18
Net Interest Margin (Fully Tax Equivalent)	3.74	3.69

Market Data:
Book Value to Common Share	$15.49	$15.55
Dividends Paid per Common Share (YTD)	$0.24	$0.24
Period End Common Shares	2,724,956	2,727,730

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.54%	0.13%
Non-performing Assets to Total Assets	0.36	0.86
ALLL to Total Loans	1.18	1.06